Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2005

ARCH CAPITAL GROUP LTD. REPORTS 2005 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 28, 2005 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2005 first quarter was $115.9 million, or $1.57 per share, compared to $87.5 million, or $1.26 per share, for the 2004 first quarter. The Company’s diluted book value per share increased to $31.60 at March 31, 2005 from $31.03 per share at December 31, 2004 (see “Calculation of Book Value Per Share” in the Supplemental Financial Information section of this release). Gross and net premiums written for the 2005 first quarter were $980.7 million and $799.8 million, respectively, compared to $1.01 billion and $883.6 million, respectively, for the 2004 first quarter. The Company’s combined ratio was 88.7% for the 2005 first quarter, compared to 89.2% for the 2004 first quarter. All per share amounts discussed in this release are on a diluted basis.

The Company also reported after-tax operating income of $112.6 million, or $1.52 per share, for the 2005 first quarter, compared to $86.8 million, or $1.26 per share, for the 2004 first quarter. The Company’s after-tax operating income represented a 19.9% annualized return on average equity for the 2005 first quarter, compared to 18.7% for the 2004 first quarter. Operating income, a non-GAAP measure, is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss and certain non-cash compensation, net of income taxes. See page 5 for a further discussion of operating income and Regulation G.

The following table summarizes the Company’s underwriting results:

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2005	2004

Gross premiums written	$980,692	$1,009,788
Net premiums written	799,801	883,588
Net premiums earned	697,068	707,826
Underwriting income	83,663	77,059

Combined ratio	88.7%	89.2%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income and related diluted per share results:

	(Unaudited)
	Three Months Ended
	March 31,
(U.S. dollars in thousands, except per share data)	2005	2004

Operating income	$112,599	$86,810
Net realized gains	318	7,698
Net foreign exchange gains (losses)	3,639	(5,319)
Non-cash compensation	(664)	(2,411)
Other income	—	677
Net income	$115,892	$87,455

Diluted per share results:
Operating income	$1.52	$1.26
Net realized gains	0.01	0.11
Net foreign exchange gains (losses)	0.05	(0.08)
Non-cash compensation	(0.01)	(0.04)
Other income	—	0.01
Net income	$1.57	$1.26

Diluted average shares outstanding	74,013,546	69,145,060

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 61.0% and an underwriting expense ratio of 27.7% for the 2005 first quarter, compared to a loss ratio of 60.7% and an underwriting expense ratio of 28.5% for the 2004 first quarter. The loss ratio of 61.0% for the 2005 first quarter was comprised of 23.2 points of paid losses, 9.1 points related to reserves for reported losses and 28.7 points related to incurred but not reported reserves. Of the 23.2 points of paid losses during the 2005 first quarter, approximately 2.3 points related to Hurricanes Charley, Frances, Ivan, Jeanne and Typhoon Songda.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through March 31, 2005.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2005 first quarter was $327.1 million, compared to $399.6 million for the 2004 first quarter, with the decrease primarily attributable to a higher level of paid losses in the 2005 period. Net investment income for the 2005 first quarter increased to $49.9 million from $24.6 million for the 2004 first quarter. The higher level of net investment income in the 2005 first quarter resulted from a higher level of average invested assets in the 2005 period and an increase in the pre-tax investment income yield to 3.4% for the 2005 first quarter, compared to 2.5% for the 2004 first quarter. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at March 31, 2005 and December 31, 2004. The average effective duration of the Company’s investment portfolio was 3.8 years at March 31, 2005, compared to 3.7 years at December 31, 2004, while the average yield to maturity (book yield) increased to 3.6% at March 31, 2005, from 3.5% at December 31, 2004.

For the 2005 and 2004 first quarters, the effective tax rates on income before income taxes were 7.5% and 11.2%, respectively, and the effective tax rates on pre-tax operating income were 8.0% and 10.0%, respectively. The reduction in the effective tax rates in the 2005 first quarter, compared to the 2004 first quarter, resulted from a change in the relative mix of income reported by jurisdiction. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income for 2005 will be in the range of 7% to 10%.

On a pre-tax basis, net foreign exchange gains for the 2005 first quarter of $3.2 million consisted of net unrealized gains of $2.7 million and net realized gains of $0.5 million, compared to net foreign exchange losses for the 2004 first quarter of $5.3 million, which consisted of net unrealized losses of $5.5 million and net realized gains of $0.2 million.

At March 31, 2005, the Company’s capital of $2.59 billion consisted of senior notes of $300.0 million, representing 11.6% of the total, and shareholders’ equity of $2.29 billion, representing the balance. The increase in the Company’s capital during the 2005 first quarter of $47.0 million was primarily attributable to net income, partially offset by an after-tax decline in the market value of the Company’s investment portfolio of $74.8 million due to an increase in the level of interest rates at March 31, 2005.

Diluted weighted average shares outstanding, which is used in the calculation of operating income and net income per share, was 4.9 million shares, or 7.0%, higher in the 2005 first quarter than in the 2004 first quarter. The increase in diluted average shares outstanding from the 2004 first quarter to the 2005 first quarter was primarily due to the full weighting of 4,688,750 common shares issued in March 2004.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on Friday, April 29, 2005. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on April 29 through midnight Eastern Time on May 29, 2005. A telephone replay of the conference call also will be available beginning on April 29 at 12:00 p.m. Eastern Time until May 6 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 98423311), and international callers should dial 617-801-6888 (passcode 98423311).

Arch Capital Group Ltd., a Bermuda-based company with over $2.5 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•        the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, as well as other factors described herein;

•        general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•        the Company’s ability to successfully establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•        the loss of key personnel;

•        the integration of businesses the Company has acquired or may acquire into its existing operations;

•        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through March 31, 2005;

•        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•        severity and/or frequency of losses;

•        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•        the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•        changes in accounting principles or the application of such principles by accounting firms or regulators;

•        statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers; and

•        rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including, without limitation, any such changes resulting from the recent investigations and inquiries by the New York Attorney General and others relating to the insurance industry and any attendant litigation; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation, net of income taxes. The Company believes that net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of operating income. Other income or loss includes amounts generated by certain of the Company’s privately held securities which were accounted for under the equity method of accounting prior to the sale of such securities in 2004. Under equity method accounting, the Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excluded such amounts from the calculation of operating income.

Non-cash compensation includes costs related to the Company’s capital raising activities and the commencement of the Company’s new underwriting initiative in 2001. Since these charges, in large part, do not relate to the Company’s current operations, the Company has excluded such charges from operating income. In addition, other non-cash compensation expenses that primarily relate to incentive compensation have been included in other operating expenses and, accordingly, operating income. Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

 (U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
Revenues
Net premiums written	$799,801	$883,588
Increase in unearned premiums	(102,733)	(175,762)
Net premiums earned	697,068	707,826
Net investment income	49,916	24,573
Net realized gains	461	8,901
Fee income	6,112	3,994
Other income	—	1,042
Total revenues	753,557	746,336

Expenses
Losses and loss adjustment expenses	425,536	429,614
Acquisition expenses	126,133	152,856
Other operating expenses	73,401	56,093
Interest expense	5,636	1,374
Net foreign exchange (gains) losses	(3,237)	5,319
Non-cash compensation	774	2,638
Total expenses	628,243	647,894

Income Before Income Taxes	125,314	98,442

Income tax expense	9,422	10,987

Net Income	$115,892	$87,455

Net Income Per Share Data
Basic	$3.37	$3.21
Diluted	$1.57	$1.26

Weighted Average Shares Outstanding
Basic	34,364,818	27,277,998
Diluted	74,013,546	69,145,060

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2005	2004
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2005, $5,777,249; 2004, $5,506,193)	$5,732,566	$5,545,121
Short-term investments available for sale, at fair value (amortized cost: 2005, $205,115; 2004, $155,498)	205,217	155,771
Privately held securities (cost: 2005, $15,124; 2004, $17,022)	22,692	21,571
Total investments	5,960,475	5,722,463

Cash	86,723	113,052
Accrued investment income	56,978	57,163
Premiums receivable	642,877	520,781
Funds held by reinsureds	190,019	209,946
Unpaid losses and loss adjustment expenses recoverable	740,465	695,582
Paid losses and loss adjustment expenses recoverable	31,253	26,874
Prepaid reinsurance premiums	318,026	321,422
Goodwill and intangible assets	16,666	16,666
Deferred income tax assets, net	61,121	58,745
Deferred acquisition costs, net	297,613	278,184
Other assets	213,461	197,876
Total Assets	$8,615,677	$8,218,754

Liabilities
Reserve for losses and loss adjustment expenses	$3,865,940	$3,570,734
Unearned premiums	1,640,892	1,541,217
Reinsurance balances payable	149,470	169,502
Senior notes	300,000	300,000
Deposit accounting liabilities	48,203	44,023
Payable for securities purchased	24,009	53,642
Other liabilities	298,299	297,730
Total Liabilities	6,326,813	5,976,848

Commitments and Contingencies

Shareholders’ Equity
Preference shares ($0.01 par value, 50,000,000 shares authorized, issued: 2005, 37,327,502; 2004, 37,348,150)	373	373
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2005, 35,098,258; 2004, 34,902,923)	351	349
Additional paid-in capital	1,564,488	1,560,291
Deferred compensation under share award plan	(7,894)	(9,879)
Retained earnings	760,754	644,862
Accumulated other comprehensive income (loss), net of deferred income tax	(29,208)	45,910
Total Shareholders’ Equity	2,288,864	2,241,906
Total Liabilities and Shareholders’ Equity	$8,615,677	$8,218,754

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
Preference Shares
Balance at beginning of year	$373	$388
Converted to common shares	(0)	(4)
Balance at end of period	373	384

Common Shares
Balance at beginning of year	349	282
Common shares issued	2	50
Converted from preference shares	0	4
Balance at end of period	351	336

Additional Paid-in Capital
Balance at beginning of year	1,560,291	1,361,267
Common shares issued	1,127	184,483
Exercise of stock options	3,710	2,080
Common shares retired	(838)	(551)
Other	198	128
Balance at end of period	1,564,488	1,547,407

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,879)	(15,004)
Restricted common shares issued	—	(3,950)
Deferred compensation expense recognized	1,985	3,159
Balance at end of period	(7,894)	(15,795)

Retained Earnings
Balance at beginning of year	644,862	327,963
Net income	115,892	87,455
Balance at end of period	760,754	415,418

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	45,910	35,833
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(74,772)	26,614
Foreign currency translation adjustments, net of deferred income tax	(346)	—
Balance at end of period	(29,208)	62,447

Total Shareholders’ Equity	$2,288,864	$2,010,197

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
Comprehensive Income
Net income	$115,892	$87,455
Other comprehensive income (loss), net of deferred income tax Unrealized appreciation (decline) in value of investments:
Unrealized holding gains (losses) arising during period	(75,341)	33,686
Reclassification of net realized (gains) losses, net of income taxes, included in net income	569	(7,072)
Foreign currency translation adjustments	(346)	—
Other comprehensive income (loss)	(75,118)	26,614
Comprehensive Income	$40,774	$114,069

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
Operating Activities
Net income	$115,892	$87,455
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses	426	(8,275)
Other income	—	(1,042)
Non-cash compensation	2,095	2,638
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	250,323	349,756
Unearned premiums, net of prepaid reinsurance premiums	103,071	176,905
Premiums receivable	(122,096)	(154,592)
Deferred acquisition costs, net	(19,429)	(28,681)
Funds held by reinsureds	19,927	(18,176)
Reinsurance balances payable	(20,032)	(6,921)
Accrued investment income	185	(888)
Paid losses and loss adjustment expenses recoverable	(4,379)	(6,713)
Deferred income tax assets, net	3,646	551
Deposit accounting liabilities	4,180	4,308
Other liabilities	1,465	8,667
Other items, net	(8,207)	(5,358)
Net Cash Provided By Operating Activities	327,067	399,634

Investing Activities
Purchases of fixed maturity investments	(938,227)	(1,388,771)
Proceeds from sales of fixed maturity investments	548,030	865,492
Proceeds from redemptions and maturities of fixed maturity investments	74,943	50,063
Sales of equity securities	1,786	7,557
Net purchases of short-term investments	(39,102)	(87,199)
Purchases of furniture, equipment and other	(3,020)	(6,114)
Net Cash Used For Investing Activities	(355,590)	(558,972)

Financing Activities
Proceeds from common shares issued	2,898	181,548
Repurchase of common shares	—	(551)
Net Cash Provided By Financing Activities	2,898	180,997
Effects of exchange rate changes on foreign currency cash	(704)	—
Increase (decrease) in cash	(26,329)	21,659
Cash beginning of year	113,052	56,899
Cash end of period	$86,723	$78,558

Income taxes paid, net	$15,796	$73
Interest paid	$58	$2,516

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
Investment income yield (at amortized cost)
Pre-tax	3.4%	2.5%
After-tax	3.2%	2.3%

	(Unaudited)
	March 31,	December 31,
	2005	2004
Fixed maturities and short-term investments

Average effective duration (in years)	3.8	3.7
Average credit quality (Standard & Poors)	AA+	AA+
Average yield to maturity (book yield)	3.6%	3.5%

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004

Annualized operating return on average equity (1)	19.9%	18.7%

(1)   Annualized operating return on average equity, a non-GAAP measure, equals annualized operating income divided by average shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments — reinsurance and insurance — and a corporate and other segment (non-underwriting). The Company’s reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight product lines, including: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (primarily non-standard auto prior to the sale of such operations in December 2004, collateralized protection business and certain programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, other income or losses, other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations prior to the sale of such operations in October 2004.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited)
	Three Months Ended
	March 31, 2005
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$488,795	$506,744	$980,692
Net premiums written	477,693	322,108	799,801

Net premiums earned	$376,032	$321,036	$697,068
Policy-related fee income	—	917	917
Other underwriting-related fee income	4,623	572	5,195
Losses and loss adjustment expenses	(218,674)	(206,862)	(425,536)
Acquisition expenses, net	(99,452)	(26,681)	(126,133)
Other operating expenses	(10,893)	(56,955)	(67,848)
Underwriting income	$51,636	$32,027	83,663

Net investment income			49,916
Net realized gains			461
Other expenses			(5,553)
Interest expense			(5,636)
Net foreign exchange gains			3,237
Non-cash compensation			(774)
Income before income taxes			125,314
Income tax expense			(9,422)

Net income			$115,892

Underwriting Ratios
Loss ratio	58.2%	64.4%	61.0%
Acquisition expense ratio (2)	26.4%	8.0%	18.0%
Other operating expense ratio	2.9%	17.7%	9.7%
Combined ratio	87.5%	90.1%	88.7%

(1)   Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)   The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited)
	Three Months Ended
	March 31, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$565,739	$481,569	$1,009,788
Net premiums written	550,888	332,700	883,588

Net premiums earned	$383,050	$324,776	$707,826
Policy-related fee income	—	3,785	3,785
Other underwriting-related fee income	320	128	448
Losses and loss adjustment expenses	(219,817)	(209,797)	(429,614)
Acquisition expenses, net	(107,128)	(45,728)	(152,856)
Other operating expenses	(9,271)	(43,259)	(52,530)
Underwriting income	$47,154	$29,905	77,059

Net investment income			24,573
Net realized gains			8,901
Other fee income, net of related expenses			(239)
Other income			1,042
Other expenses			(3,563)
Interest expense			(1,374)
Net foreign exchange losses			(5,319)
Non-cash compensation			(2,638)
Income before income taxes			98,442
Income tax expense			(10,987)

Net income			$87,455

Underwriting Ratios
Loss ratio	57.4%	64.6%	60.7%
Acquisition expense ratio (2)	28.0%	12.9%	21.1%
Other operating expense ratio	2.4%	13.3%	7.4%
Combined ratio	87.8%	90.8%	89.2%

(1)   Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)   The acquisition expense ratio is adjusted to include policy-related fee income.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

REINSURANCE SEGMENT

	(Unaudited)
	Three Months Ended
	March 31,
	2005		2004
(U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$210,869	44.1%	$228,550	41.5%
Other specialty	91,029	19.1%	106,297	19.3%
Property excluding property catastrophe	88,195	18.5%	108,590	19.7%
Property catastrophe	44,563	9.3%	58,204	10.6%
Marine and aviation	30,029	6.3%	30,643	5.6%
Other	13,008	2.7%	18,604	3.3%
Total	$477,693	100.0%	$550,888	100.0%

Net premiums earned
Casualty	$213,260	56.7%	$152,576	39.8%
Other specialty	50,754	13.5%	86,115	22.5%
Property excluding property catastrophe	57,495	15.3%	84,797	22.2%
Property catastrophe	24,761	6.6%	27,214	7.1%
Marine and aviation	21,991	5.8%	20,782	5.4%
Other	7,771	2.1%	11,566	3.0%
Total	$376,032	100.0%	$383,050	100.0%

Net premiums written
Pro rata	$319,647	66.9%	$324,106	58.8%
Excess of loss	158,046	33.1%	226,782	41.2%
Total	$477,693	100.0%	$550,888	100.0%

Net premiums earned
Pro rata	$277,612	73.8%	$284,282	74.2%
Excess of loss	98,420	26.2%	98,768	25.8%
Total	$376,032	100.0%	$383,050	100.0%

Net premiums written by client location
United States and Canada	$280,750	58.8%	$340,898	61.9%
Europe	155,495	32.5%	158,602	28.8%
Bermuda	27,064	5.7%	37,125	6.7%
Asia and Pacific	5,570	1.2%	5,452	1.0%
Other	8,814	1.8%	8,811	1.6%
Total	$477,693	100.0%	$550,888	100.0%

The following table sets forth the insurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

INSURANCE SEGMENT

	(Unaudited)
	Three Months Ended
	March 31,
	2005		2004
(U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$63,799	19.8%	$63,546	19.1%
Programs	53,267	16.5%	89,780	27.0%
Construction and surety	52,042	16.1%	38,243	11.5%
Professional liability	50,440	15.7%	44,144	13.3%
Property, marine and aviation	42,092	13.1%	29,731	8.9%
Executive assurance	26,029	8.1%	27,483	8.3%
Healthcare	16,436	5.1%	13,426	4.0%
Other	18,003	5.6%	26,347	7.9%
Total	$322,108	100.0%	$332,700	100.0%

Net premiums earned
Casualty	$69,267	21.6%	$54,780	16.9%
Programs	55,311	17.2%	88,071	27.1%
Construction and surety	42,779	13.3%	49,912	15.4%
Professional liability	48,750	15.2%	40,628	12.5%
Property, marine and aviation	43,549	13.6%	34,712	10.7%
Executive assurance	27,222	8.5%	31,039	9.6%
Healthcare	17,000	5.3%	11,517	3.5%
Other	17,158	5.3%	14,117	4.3%
Total	$321,036	100.0%	$324,776	100.0%

Net premiums written by client location
United States and Canada	$286,542	89.0%	$324,835	97.6%
Europe	27,106	8.4%	995	0.3%
Other	8,460	2.6%	6,870	2.1%
Total	$322,108	100.0%	$332,700	100.0%

Discussion of 2005 First Quarter Performance

The reinsurance segment’s underwriting income was $51.6 million for the 2005 first quarter, compared to $47.2 million for the 2004 first quarter. The combined ratio for the reinsurance segment was 87.5% for the 2005 first quarter, compared to 87.8% for the 2004 first quarter.

Gross premiums written for the reinsurance segment were $488.8 million for the 2005 first quarter, compared to $565.7 million for the 2004 first quarter, and net premiums written were $477.7 million for the 2005 first quarter, compared to $550.9 million for the 2004 first quarter. The decrease in premium volume was in response to softening market conditions. Net premiums earned for the reinsurance segment were $376.0 million for the 2005 first quarter, compared to $383.1 million for the 2004 first quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

Underwriting income for the reinsurance segment in the 2005 first quarter benefited from estimated net favorable development in prior year loss reserves. A portion of the favorable development resulted from the commutation of two contracts which also generated an increase in profit commissions payable of $3.0 million that is reflected in acquisition expenses. The effect of the total amount of net favorable development, net of the increase in acquisition expenses, was $21.7 million, or a 5.8 point reduction in the combined ratio. Losses related to 2005 catastrophic activity in the first quarter included approximately $10.0 million for Windstorm Erwin, which impacted Northern Europe in January 2005. For the

2004 first quarter, underwriting income benefited from estimated net favorable development on prior year loss reserves, net of $14.0 million of acquisition expenses related to certain contracts commuted during the period, of $9.9 million, or a 2.6 point reduction in the combined ratio. Included in other underwriting-related fee income in the 2005 first quarter is $4.5 million related to an industry loss warranty contract. Under this contract, we received payment when industry-wide losses from certain natural perils exceeded a specified amount.

The underwriting expense ratio for the reinsurance segment was 29.3% in the 2005 first quarter, compared to 30.4% in the 2004 first quarter. The acquisition expense ratio for the 2005 first quarter was 26.4%, compared to 28.0% for the 2004 first quarter. After adjusting for the additional profit commissions recorded on certain contracts discussed above, the increase was due to changes in net premiums earned, including the mix and type of business. The other operating expense ratio increased to 2.9% for the 2005 first quarter, compared to 2.4% for the 2004 first quarter, with the increase in the 2005 first quarter ratio due, in part, to the effect of lower premium volume in the 2005 first quarter.

The insurance segment’s underwriting income was $32.0 million for the 2005 first quarter, compared to $29.9 million for the 2004 first quarter. The insurance segment’s combined ratio was 90.1% for the 2005 first quarter, compared to 90.8% for the 2004 first quarter.

Gross premiums written for the insurance segment were $506.7 million for the 2005 first quarter, compared to $481.6 million for the 2004 first quarter. The growth in gross premiums written in the 2005 first quarter resulted from contributions in the property, executive assurance and professional liability lines from the insurance segment’s U.K. operations, which became fully operational in the 2004 third quarter. Gross premiums written by the insurance segment’s U.S. operations declined as growth in certain specialty lines was more than offset by reductions in program business and from the sale of our non-standard auto insurance operations in late 2004. The reduction in program business primarily resulted from the non-renewal of certain programs in 2004.

Ceded premiums written were 36.4% of gross premiums written for the 2005 first quarter, compared to 30.9% for the 2004 first quarter. The growth in the 2005 ceded percentage was due, in part, to the cession of 30% of certain program business with effective dates subsequent to March 31, 2004. In addition, the insurance segment ceded a higher percentage of property and executive assurance business in the 2005 first quarter, compared to the 2004 first quarter.

Net premiums written for the insurance segment were $322.1 million for the 2005 first quarter, compared to $332.7 million for the 2004 first quarter. The decrease in net premiums written in the 2005 first quarter was primarily due to the reduction in program business noted above, partially offset by contributions from the insurance segment’s U.K. operations. In the 2004 first quarter, the non-standard auto insurance operations sold in late 2004 contributed $6.6 million to net premiums written. Net premiums earned for the insurance segment were $321.0 million for the 2005 first quarter, compared to $324.8 million for the 2004 first quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

Underwriting income for the insurance segment in the 2005 first quarter benefited from estimated net favorable development in prior year loss reserves of $0.6 million, or a 0.2 point reduction in the combined ratio, compared to $1.7 million in the 2004 first quarter, or a 0.5 point reduction in the combined ratio.  The estimated net favorable development in 2005 primarily resulted from favorable development in a number of specialty lines including non-marine property business, partially offset by adverse development on marine business.

The underwriting expense ratio for the insurance segment was 25.7% in the 2005 first quarter, compared to 26.2% in the 2004 first quarter. The acquisition expense ratio was 8.0% for the 2005 first quarter, compared to 12.9% for the 2004 first quarter. The acquisition expense ratio is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio for the insurance segment in the 2005 first quarter decreased from the 2004 first quarter as the percentage of ceded business was higher in the 2005 period and the contribution of program business (which operates at a higher acquisition expense ratio) to net premiums earned was lower in the 2005 period. The insurance segment’s other operating expense ratio for the 2005 first quarter was 17.7%, compared to 13.3% for the 2004 first quarter, reflecting additional expenses incurred in 2005 as the insurance segment has expanded its operating platform, including the addition of operations in the U.K. and Canada, as well as expenses incurred in connection with the Sarbanes-Oxley Act of 2002.

Calculation of Book Value Per Share

The following book value per share calculations are based on shareholders’ equity of $2.29 billion and $2.24 billion at March 31, 2005 and December 31, 2004, respectively. The shares and per share numbers set forth below exclude the effects of 6,039,538 and 6,172,199 stock options and 98,125 and 150,000 Class B warrants outstanding at March 31, 2005 and December 31, 2004, respectively.

	(Unaudited)
	March 31, 2005		December 31, 2004
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares (1)	35,098,258	$42.88	34,902,923	$41.76
Series A convertible preference shares	37,327,502		37,348,150
Total	72,425,760	$31.60	72,251,073	$31.03

(1) Book value per common share at March 31, 2005 and December 31, 2004 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $783.9 million and $784.3 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), in November 2005, there will be a calculation of a final adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.